Exhibit 99.1
KEY TECHNICAL REPORT RECEIVED BY GILLA
CARSON CITY,N.V—05/26/2008 Gilla Inc. (OTCBB:GLLA) (“Gilla”) has received the NI-43011 compliant reports prepared by Christian Derosier Geologue Conseil Inc. (“C.D.G.C.”) of Quebec, Canada. Each report relates to the two exploration permits for rutile titanium secured through Gilla’s acquisition of Free Mining Company (“Free Mining”) in Cameroon. The three years exploration permits issued by the Ministry of Industry, Mines and Technological Development from Cameroon, in February 2007, have been confirmed in March/April 2008. These properties are: the Akonolinga Rutile Project, known under the name of Mfoumou and the Nanga Eboko Rutile Project, known as Sele. These properties are located at some 100km east of Yaounde, the capital of Cameroon.
Extensive testing had been done on these two properties by the Bureau de Recherches Geologiques et Minieres (“BRGM”) of France, which has started prospecting for rutile in 1978. The BRGM has spent over US $5,000,000 over its studies which show that the two properties have more than 3 million metric tonnes of rutile at a grade of 1%. According to C.D.G.C. this potential represents the world’s second largest rutile deposit, just behind Sierra Leone.
The NI-43101 compliant reports confirm that the two mining properties merit further exploration, development and a Feasibility Study. The Nanga Eboko rutile Project has potential for identifying large additional mineral resources. C.D.C.G recommends an exploration program with a budget totaling US$2,600,000 which however additional funds will be required to calculate the Measured resources and the reserves. The Akonolinga rutile Project has also potential for identifying additional mineral resources and C.D.G.C recommends a program divided in 2 phases. The budget allowed to this program totals US$5,500,000, will permit to better quantify and qualify the resources and the reserves, bring them compliant with the Ni-43101 instruction, update the Pre-Feasibility study and start the Feasibility Study.
“We are pleased to have received the C.D.C.G. NI-43101 reports within the time frame we had indicated to the Ministry and while Gilla is studying the possibility to list its Common Stock on a stock exchange, it is now focusing on the raising of funds required for complying with Dr C. Derosier recommendations” said Georges Benarroch, President & CEO of the company.
Gilla Inc.
Gilla Inc. A Nevada Corporation, in a mineral-property development company specializing in acquiring and consolidating mineral properties with production potential and future growth through exploration discoveries. Acquisition and development emphasis is focused on properties containing gold and other strategic minerals.
The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could actual results to differ materially.
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as are described in the Company’s annual report.

Contact:	Georges Benarroch	Linda Kent
	Tel: (33) 06 07 40 87 06	Email: crossfirekent@comcast.net
Email: gbh00@comcast.net